                                                  SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, DC 20549

                                                               FORM 11-K

                                                               _________

                                                             ANNUAL REPORT

                                                   Pursuant to Section 15(d) of the
                                                    Securities Exchange Act of 1934

                                                For Fiscal Year Ended December 31, 2001

                                                               ________

                                         National Grid USA Companies' Incentive Thrift Plan I
                                                           25 Research Drive
                                                         Westborough, MA 01582

                                                        National Grid Group plc
                                                          15 Marylebone Road
                                                                London
                                                                NW1 5JD
                                                                England

Financial Statements:

         *Financial Statements of National Grid USA Companies' Incentive Thrift Plan I

Exhibits:

         Consent of PricewaterhouseCoopers LLP

*Filed Under Cover of Form SE

                                                               SIGNATURE

         The Benefits Committee (Plan Administrator for the National Grid USA Companies' Incentive Thrift Plan I) has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                                            Benefits Committee

                                                s:\John G. Cochrane
                                            By__________________________________
                                                 John G. Cochrane, Chairman

Date:  June 27, 2002

                                                             EXHIBIT INDEX

Exhibit                    Description                                          Page
--------                   --------------                                       ------

                           Financial Statements                                 Filed under cover
                                                                                of Form SE

                           Consent of Independent Certified            Filed herewith
                           Public Accountants

                                                  CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File NO. 33-33094) of the National
Grid USA Companies' Incentive Thrift Plan I of our report dated March 29, 2002 relating to the financial statements of the National
Grid USA Companies' Incentive Thrift Plan I, which appears in this Form 11-K.

s/PricewaterhouseCoopers LLP
Boston, Massachusetts

June 27, 2002